Exhibit 8

REPORT UNDER

NATIONAL INSTRUMENT 62-103

1.                                      Name and address of Offeror

Fluid Music Canada, Inc. (the “Offeror”)
300 Corporate Pointe, Fifth Floor
Culver City, California 90230

2.                                      Designation and number, or principal amount, of securities and the offeror’s security holding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the news release, and whether it was ownership or control that was acquired in those circumstances.

On October 12, 2009, the Offeror entered into a support agreement (the “Support Agreement”) with Somerset Entertainment Income Fund (the “Fund”) pursuant to which the Offeror has agreed to make, and the Fund has agreed to support, on terms and conditions contained in the Support Agreement, an offer (the “Offer”) to acquire all of the issued and outstanding trust units (“Trust Units”) of the Fund and all of the issued and outstanding Class B limited partnership units together with the special voting units of the Fund associated therewith (collectively, “Class B LP Units”, and together with Trust Units, the “Units”) of Somerset Entertainment Limited Partnership (the “Partnership”) on the basis of, at the election of holders of Units (the “Unitholders”): (a) $2.12 in cash per Unit (the “Cash Alternative”); or (b) 0.003 of a $1,000 principal amount of an 8.0% convertible unsecured subordinated debenture due 3 years following the date of first issuance (the “Convertible Debenture Alternative”) per Unit; or (c) 1.1 common shares of Fluid for each Unit.

The Offeror has entered into lock-up agreements (the “Lock-Up Agreements”) with certain Unitholders (the “Locked-Up Unitholders”) pursuant to which the Locked-Up Unitholders have agreed to deposit to the Offer and not withdraw, subject to certain exceptions, an aggregate of 11,762,236 Units representing in the aggregate approximately 66% of the issued and outstanding Units.  Locked-Up Unitholders holding an aggregate of 7,476,250 Units have agreed to elect the Convertible Debenture Alternative, Locked-Up Unitholders holding an aggregate of 3,551,786 Units have agreed to elect the Cash Alternative and Locked-Up Unitholders holding an aggregate of 734,200 Units have agreed to elect either the Convertible Debenture Alternative or the Cash Alternative.

3.                                      Designation and number, or principal amount, of securities and the offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligations to file a news release.

The Offeror does not currently own any Units. See item 2 above.

4.                                      Designation and number, or principal amount of securities, and the percentage of outstanding securities of the class of securities referred to in paragraph 3 over which:

(i)                                    the offeror, either alone or together with joint actors, has ownership and control,

Not applicable.

(ii)                                the offeror, either alone or together with joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor, and

The Offeror is deemed to have acquired ownership over 11,762,236 Units (or approximately 66% of the outstanding Units).

(iii)                            the offeror, either alone or together with joint actors, has exclusive or shared control but does not have ownership.

Not applicable.

5.                                      The name of the market in which the transaction or occurrence that gave rise to the news release took place.

By private agreement.

6.                                      The value, in Canadian dollars, of any consideration offered per security if the offeror acquired ownership of a security in the transaction or occurrence giving rise to the obligation to file a news release.

Not applicable.

7.                                      The purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to the news release, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer.

The Offeror entered into the Lock-Up Agreements with each of the Locked-Up Unitholders in connection with the Offer.  Provided that the conditions to the Offer are satisfied or waived by the Offeror, the Offeror intends to acquire all of the Units deposited under the Offer.

8.                                      The general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer, entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the news release, including agreements with respect to the acquisition, holding, disposition or voting of any securities.

The following is a summary of the principal terms of the Lock-Up Agreements:

Acceptance of the Offer. Pursuant to the Lock-Up Agreements, each of the Locked-Up Unitholders has agreed to deposit or cause to be deposited under the Offer all of the Units legally or beneficially owned or controlled by the Locked-Up Unitholder and, for the most part, to elect the Convertible Debenture Alternative within 5 Business Days of the mailing of the Circular, and thereafter except as may be permitted under the Lock-Up Agreement not withdraw or permit the Locked-Up Unitholder’s Units to be withdrawn from the Offer. In the event that a Locked-Up Unitholder subsequently obtains any additional Units, such Units shall likewise be deposited under the Offer on or before the fifth business day after they are acquired.

Termination of the Lock-up Agreements. Each of the Lock-Up Agreements may be terminated in certain circumstances, including:

(a)                                  at any time by mutual consent of the Locked-Up Unitholder and the Offeror;

(b)                                 by the Locked-Up Unitholder, if the Offeror has not taken up and paid for Units deposited under the Offer within 90 days after the date of the Offer; provided, however, that if the Offeror’s take up and payment for Units deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Units deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Lock-Up Agreement shall not be terminated by the Locked-Up Unitholder until the earlier of (i) 120 days after the date the Offer is commenced, and (ii) the 10th business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

(c)                                  by the Locked-Up Unitholder at any time if the Offer is modified in a manner contrary to the terms of the Lock-Up Agreement;

(d)                                 by the Locked-Up Unitholder, if a Competing Bid (as defined below) is made for 100% of the outstanding Units that offers consideration per Unit payable in cash and/or freely tradable and liquid securities (and in the case of the Locked-Up Unitholders holding Class B LP Units, listed securities) that is greater than $3.25;

(e)                                  by the Offeror if the Locked-Up Unitholder has not materially complied with its covenants to the Offeror contained in the Lock-Up Agreement;

(f)                                    by the Offeror if any of the representations and warranties of the Locked-Up Unitholder contained in the Lock-Up Agreement is untrue or inaccurate in any material respect;

(g)                                 in the case of the Locked-Up Unitholders holding Class B LP Units, by the Locked-Up Unitholder if any of the representations and warranties of the Offeror contained in the Lock-Up Agreement is untrue or inaccurate in any material respect; or

(h)                                 by the Offeror or the Locked-Up Unitholder, if any term or condition of the Offer is not satisfied at the Expiry Time of the Offer and the Offeror has not elected to waive such condition.

Covenants of the Locked-Up Unitholders. Each Locked-Up Unitholder has agreed that it shall not, until the earlier of: (i) the termination of the Lock-Up Agreement; and (ii) the Expiry Time, except in accordance with the terms of the Lock-Up Agreement:

(a)                                  grant or agree to grant any proxy or other right to the Units, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Units to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(b)                                 directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise (as applicable), make, solicit, assist, initiate, encourage, or otherwise facilitate any inquiries, the submission of proposals or offers from any other person, corporation, partnership or other business organization whatsoever regarding a potential competing proposal for the acquisition of the Units (a “Competing Bid”), participate in any material discussions or negotiations regarding any Competing Bid, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing;

(c)                                  option, sell, transfer, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Units or any right or interest therein, or agree to do any of the foregoing except pursuant to the Offer; and

(d)                                 not take any action to encourage or assist any other person to do any of the prohibited acts referred to in foregoing provisions.

Each of the Locked-Up Unitholders has also agreed that it shall, until the earlier of: (i) the termination of the Lock-Up Agreement; and (ii) the Expiry Time, except in accordance with the terms of the Lock-Up Agreement:

(a)                                  immediately cease any existing discussions or negotiations it is engaged in with any parties other than the Offeror with respect to any Competing Bid; and

(b)                                 exercise the voting rights attaching to the Locked-Up Unitholder’s Units and otherwise use the Locked-Up Unitholder’s commercially reasonable efforts in the Locked-Up Unitholder’s capacity as a Unitholder to oppose any proposed action by the Fund, its Unitholders, any of its subsidiaries or any other person: (i) in respect of any amalgamation, merger, sale of the Fund’s or its affiliates’ or associates’ assets, take-over bid, plan of arrangement, reorganization, recapitalization, or other business combination or similar transaction involving the Fund or any of its subsidiaries other than the Offer; (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up and payment of the Locked-Up Unitholder’s Units deposited under the Offer or the successful completion of the Offer, including without limitation any amendment to the constating documents of the Fund, its subsidiaries or its organizational structure; or (iii) which would reasonably be expected to result in a material adverse effect in respect of the Fund.

9.                                      The names of persons or companies acting jointly or in concert with the offeror in connection with the disclosure required above.

Not applicable.

10.                               Nature and value of consideration paid by the offeror, if the transaction or occurrence disclosed in this report did not take place on a stock exchange or other published market for the securities.

Not applicable.

11.                               When applicable, a description of any change in any material facts set out in a previous report under the legislation stated above.

Not applicable.

DATED this 14th day of October, 2009.

FLUID MUSIC CANADA, INC.

By:	(Signed) “James Lanthier”
Name: James Lanthier
Title: Chief Financial Officer